EXHIBIT 99.1

Capstone Green Energy (NASDAQ: CGRN) Announces First Quarter Fiscal 2023 Financial Results

Positive Adjusted EBITDA as EaaS Business Continues to Grow

Revenues of $18.7M, up 18% Sequentially from $15.8M

LOS ANGELES, CA / BUSINESS WIRE / August 11, 2022 / Capstone Green Energy Corporation (NASDAQ: CGRN) announced its financial results for the first quarter ended June 30, 2022, posting positive Adjusted EBITDA as the Company continues to deliver on its Energy-as-a-Service (EaaS) business plan.

First Quarter Fiscal 2023 Highlights:

◾	Revenues for the first quarter ending June 30, 2022 were $18.7 million, up 18% from $15.8 million in revenue during the fourth quarter ended March 31, 2022, and up 16% from revenues of $16.1 million in the year-ago June quarter.

◾	Gross margins for first quarter ending June 30, 2022 were 25% compared to 6% in the fourth quarter ended March 31, 2022, primarily due to the growth of the EaaS long-term rental services and May 1, 2022 product and service price increases.

◾	Net loss of $2.1 million for the first quarter ending June 30, 2022, improved from a net loss of $6.9 million in the previous quarter ended March 31, 2022 and from a net loss of $2.2 million in the year-ago June quarter.

◾	Positive Adjusted EBITDA of $0.4 million for the first quarter ending June 30, 2022, compared to an Adjusted EBITDA of negative $4.7 million in the fourth quarter ended March 31, 2022, and an Adjusted EBITDA of negative $2.3 million in the year-ago June quarter.

◾	Total EaaS long-term rental units under contract on June 30, 2022 were 34.4MW versus 10.1MW on June 30, 2021, representing 241% growth over the year-ago quarter.

◾	Gross product bookings for the first quarter ending June 30, 2022, were $12.4 million, down slightly from $12.7 million in the previous quarter ended March 31, 2022.

◾	The product Book-to-Bill Ratio dropped to 1.4:1 in first quarter ending June 30, 2022, from 1.7:1 as a result of lower product shipments in the previous quarter ended March 31, 2022. Ending product backlog on June 30, 2022 was $24.8 million compared to $25.3 million on March 31, 2022.

◾	Total cash and cash equivalents were $16.9 million at June 30, 2022, down from $22.6 million on March 31, 2022. Cash balances were impacted during the quarter from continued capital expenditures supporting the growth of the EaaS rental business, changes in working capital, and interest expense on the Goldman Sachs 3-year term note.

"The top-line revenue growth in our first quarter is certainly encouraging, as are the positive Adjusted EBITDA results, but it is our EaaS business growth that is most exciting as it drives higher margins, generates more constant and predictable revenue and enables us to leverage a more streamlined staffing model relative to a traditional industrial manufacturing company. Furthermore, the solution is attractive to our customers across a variety of industries as it helps them to directly manage capital costs and meet environmental impact targets," said Darren Jamison, President and Chief Executive Officer of Capstone Green Energy.

"Capstone’s key goals this new fiscal year are growing revenues and achieving positive Adjusted EBITDA for the full year by accelerating the growth of our EaaS business and boosting balance sheet liquidity beyond the benefits received from last year’s cost reduction efforts. We expect the combination of our new Capstone direct sales organization and expanding our distribution network globally will be key tools in driving additional growth. Our EaaS strategy and technology are being proven in the field every day and we will be pushing hard to replicate our success with more customers and across more geographies," concluded Mr. Jamison.

About Capstone Green Energy

Capstone Green Energy (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

To date, Capstone has shipped over 10,000 units to 83 countries and estimates that in FY22 it saved customers over $213 million in annual energy costs and approximately 388,000 tons of carbon. Total savings over the last four years are estimated to be approximately $911 million in energy savings and approximately 1,503,100 tons of carbon savings.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding growth and liquidity expectations and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company's indebtedness; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and departures and other changes in management and other key employees. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

Financial Tables to Follow

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30,	March 31,
	2022	2022
Assets
Current Assets:
Cash and cash equivalents	$16,914	$22,559
Accounts receivable, net of allowances of $850 at June 30, 2022 and $845 at March 31, 2022	24,168	24,665
Inventories, net	18,608	18,465
Prepaid expenses and other current assets	6,468	5,519
Total current assets	66,158	71,208
Property, plant, equipment and rental assets, net	21,694	18,038
Non-current portion of accounts receivable	1,056	1,212
Non-current portion of inventories	2,013	1,680
Other assets	8,933	8,635
Total assets	$99,854	$100,773
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$22,238	$25,130
Accrued salaries and wages	1,360	1,147
Accrued warranty reserve	1,527	1,483
Deferred revenue	9,694	9,185
Current portion of notes payable and lease obligations	1,930	675
Total current liabilities	36,749	37,620
Deferred revenue - non-current	934	981
Term note payable, net	50,957	50,949
Long-term portion of notes payable and lease obligations	7,627	5,809
Total liabilities	96,267	95,359
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 15,431,602 shares issued and 15,320,673 shares outstanding at June 30, 2022; 15,398,368 shares issued and 15,296,735 shares outstanding at March 31, 2022	15	15
Additional paid-in capital	947,237	946,969
Accumulated deficit	(941,541)	(939,482)
Treasury stock, at cost; 110,929 shares at June 30, 2022 and 101,633 shares at March 31, 2022	(2,124)	(2,088)
Total stockholders’ equity	3,587	5,414
Total liabilities and stockholders' equity	$99,854	$100,773

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2022	2021
Revenue:
Product and accessories	$9,167	$8,389
Parts, service and rentals	9,485	7,693
Total revenue	18,652	16,082
Cost of goods sold:
Product and accessories	8,891	8,992
Parts, service and rentals	5,055	4,442
Total cost of goods sold	13,946	13,434
Gross margin	4,706	2,648
Operating expenses:
Research and development	490	883
Selling, general and administrative	4,919	5,324
Total operating expenses	5,409	6,207
Loss from operations	(703)	(3,559)
Other income	2	665
Interest income	6	5
Interest expense	(1,362)	(1,235)
Gain (loss) on debt extinguishment	—	1,950
Loss before provision for income taxes	(2,057)	(2,174)
Provision for income taxes	2	8
Net loss	(2,059)	(2,182)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.13)	$(0.16)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	15,318	13,226

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands, except share amounts)
(Unaudited)

	Three months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	June 30,
	2022	2021
Net loss, as reported	$(2,059)	$(2,182)
Interest expense	1,362	1,235
Provision for income taxes	2	8
Depreciation and amortization	695	386
EBITDA	$—	$(553)

Gain on debt extinguishment	—	(1,950)
Additional PPP loan forgiveness	—	(660)
Stock-based compensation and other expense	432	870
Adjusted EBITDA	$432	$(2,293)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness and stock-based compensation and other expense. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, vendors, and for extraordinary, non-recurring expenses.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation